EXHIBIT 10.146 - CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT 10.146 WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) WITH A REQUEST FOR CONFIDENTIAL TREATMENT BY INTER PARFUMS, INC.

LICENSE AGREEMENT

BOUCHERON PARFUMS SAS

AND

INTER PARFUMS SA

Annex A        Trademarks

LICENSE AGREEMENT

BETWEEN

BOUCHERON PARFUMS, SAS
a company incorporated under the laws of France with RCS Paris under number 509 544 086  and, having its registered office at 26 Place Vendôme, 75001 PARIS hereinafter referred to as “LICENSOR”

AND

INTER PARFUMS SA,
a company incorporated under the laws of France with RCS Paris under number 350 219 382 , having its registered office at 4 rond-point des Champs Elysée 75008 PARIS, France hereafter referred to as “LICENSEE”

INTRODUCTION

The Licensor designs and manufactures high luxury quality handcrafted jewellery in France and in other countries under the "BOUCHERON” trademarks (“Trademarks” as hereinafter defined).

The preservation of the prestigious image of the Boucheron Trademarks and of the quality of the products to which the brand is affixed establishes an essential interest for the Licensor and thus must be a constant and common interest for his partners.

From his part, the Licensee holds a leading position in the high end fragrances and cosmetics industry, thanks to the means and to its long experience in both marketing and product development as well as in industrial and distribution matters.

The Licensee is interested in obtaining the right to use the Trademarks on and in connection with the development, manufacture, advertise, promotion and sale of the luxury fragrance products (“Products” as hereinafter defined) throughout the world in accordance with the terms and conditions of this Agreement. The Licensor is willing to grant the Licensee the right to use the Trademarks on and/or in connection with the foregoing purposes.

Within the framework of the collaboration between the Licensor and the Licensee, and considering the beneficial effect which the conjunction of their respective strengths would not fail to have on their businesses, both parties have agreed to the conditions under which this fragrance license agreement is granted to the Licensee and could be made in their common advantages.

The Licensee is informed of the current licence agreement for fragrance products under the Boucheron trademarks with L’OREAL UK Ltd (“Current Licensee”) and the Licensor warrants to the Licensee that it has agreed with the Current Licensee to an early termination agreement as per the effective date of 31st December 2010. Notwithstanding anything to the contrary contained in this Agreement, the Licensor shall hold the Licensee harmless from any such claims for compensation or damages which may be made by the Current Licensee in relation with the early termination of the current licence agreement. Subject to the terms and conditions to be agreed between the Licensor and the Current Licensee on one hand and between the Licensor and the Licensee on the other hand, the Licensee will take over the existing business from the Current Licensee, e.g inventory, distribution agreements, mould, toolings, etc. at the effective date of this licence agreement. Notwithstanding the clause 2.2 below related to the exclusive rights granted under this agreement, the Licensee acknowledges that at the effective date of the licence, Products may be still under commercialisation and promotion by distributors and/or retailers of the Current Licensee.

THEREFORE, in consideration of the said premises and the mutual promises and covenants contained herein, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires, the following terms shall have the following meanings:

1.1	“AGREEMENT” or “LICENCE AGREEMENT” shall mean this License Agreement including all Annexes hereto, as the same may be amended, supplemented or modified in accordance with Section 14 hereof;

1.2	“CONTRACTUAL YEAR” shall mean a period of twelve months commencing on January 1st and ending on the following December 31st;

1.3	“COMMENCEMENT DATE” shall mean the effective date of 1st January 2011;

1.4
“TRADEMARK” shall mean the house name and marks “Boucheron”, “B Boucheron” and “B” (stylised letter) including all secondary marks as represented and listed in Annex A hereto, together with any new secondary marks ( “New Secondary Marks”) which the parties may agree to introduce in accordance with the provisions of this Agreement for the purpose of applying to the Products in the class 3 of the Nice Convention;

1.5
“PRODUCTS”/LICENSED PRODUCTS” shall mean women’s and men’s fragrance as well as shower gel, body lotion and aftershave ancillaries that shall be launched in accordance with the provisions of this Agreement, that the Licensee may market, distribute and sell in connection with the Trademarks and/or the Trade names pursuant to the terms and conditions of this Agreement;

1.6	“NEW PRODUCT” shall mean a new women or men ‘s fragrance with a new juice and New Secondary Mark;

1.7	“FRAGRANCE RIGHTS” shall mean the fragrance formulas used exclusively with the Licensed Products.

1.8	“DESIGN RIGHTS” shall designate the design application or registrations and the unregistered design and copyright rights, author’s rights, covering the packaging and bottles of the Licensed Products.

1.9	“TERRITORY” shall mean the world;

1.10
“NET SALES” shall mean the aggregate net sales of the Products invoiced by the Licensee and by any of its Affiliated Companies on the sales of Products in the ordinary course of business to a non-Affiliated Company, and shall refer to the figures sales as certified and publicly mentioned in relation with the Boucheron brand in the certified consolidated financial annual report of the Licensee.

1.11
“AFFLIATED COMPANIES” or “AFFLIATES” shall mean any subsidiary of any of the parties in which the parties either holds more than 50% of the share voting rights or otherwise has effective control. The word “subsidiary” has the meaning given to it by article L 233-1 Code de Commerce.

1.10
The Schedules and Recitals form part of this Agreement and shall have effect as if set out in full in the body of this Agreement and any reference to this Agreement includes the Schedules and Recitals.

2.	LICENSE

2.1	The Licensor hereby grants the Licensee exclusive licensed rights and the Licensee accepts those rights :

•	to manufacture, develop, advertise, promote, sell and distribute the Products under the Trademark in the Territory; and
•	to use the Trademarks only in connection with the foregoing rights

2.2
This Licence is an exclusive licence throughout the Territory with respect to the Licensed Products and neither the Licensor itself nor any third party licensed by the Licensor shall have the right to advertise, promote, manufacture, sell or distribute nor cause the advertising, promotion, manufacture of, sale or distribution of any items or material directly competitive with any Licensed Product within the Territory other than the resale of the Licensed Products by the Licensor of Licensed Products purchased from the Licensee or any Affiliated Company or distributor of the Licensee .

2.3
The Licensor agrees to ensure the reputation, image and the goodwill of its activity in luxury accessories and jewellery branded Boucheron and shall retain its present standing (as of the date of signing of this Agreement) which is the basis of the interest in its Trademark given the material impact of this reputation on the establishment and positioning of the brands in the perfume industry. To that end the Licensor agrees, as a material condition of this Agreement, failing which stipulation the parties would not have entered into the Agreement, to support the creative activities of Boucheron luxury jewellery and accessories to enhance the image of prestige of the Boucheron name.

3	COMPENSATION TO LICENSOR
3.1
In consideration of the rights granted to the Licensee and most particularly in consideration of the duration of 15 years of the present Licence Agreement as well as the importance of this Licence Agreement as a part of the business of the Licensee, the Licensee agrees on an irrevocable basis to an upfront payment of 15 million Euros (FIFTEEN MILLION EUROS) which shall, in all cases (including those of advance termination of the licence, be regarded as definitively accrued to Licensor and finally retained by the latter). The irrevocable upfront payment shall be payable to the Licensor at signature of the Agreement. As a result of the agreement to an irrevocable payment, the Licensor and the Licensee shall perform the present Agreement on a bona fide basis.

3.2
Further, in consideration of the rights granted to the Licensee under this Agreement, the Licensee shall pay during each Contractual Year or part thereof a royalty which shall be equal to [———-]1% ([———-]2 PERCENT) of the Net Sales of all Products sold in any Contractual Year, and which shall in any Contractual Year be a minimum amount as specified in Section 3.4 below.

1 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.1.
2 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.2.

3.3	The Licensee agrees to pay the following Minimum Guaranteed Royalties to the Licensor to be paid in (4) equal amounts in each Contractual Year (“CY”) in accordance with Section 3.2 below.

MINIMUM GUARANTEED ROYALTIES
Contractual Year	Minimum Guaranteed Royalty
CY 1 January 1st 2011 to December 31st 2011	EUR [———]3
CY 2 January 1st 2012 to December 31st 2012	EUR [———]4
CY 3 January 1st 2013 to December 31st 2013	EUR [———]5
CY 4 January 1st 2014 to December 31st 2014	EUR [———]6
CY 5 January 1st 2015 to December 31st 2015	EUR [———]7
CY 6 January 1st 2016 to December 31st 2016	EUR [———]8
CY 7 January 1st 2017 to December 31st 2017	EUR [———]9
CY 8 January 1st 2018 to December 31st 2018	EUR [———]10
CY 9 January 1st 2019 to December 31st 2019	EUR [———]11
CY 10 January 1st 2020 to December 31st 2020	EUR [———]12
CY 11 January 1st 2021 to December 31st 2021	EUR [———]13
CY 12 January 1st 2022 to December 31st 2022	EUR [———]14
CY 13 January 1st 2023 to December 31st 2023	EUR [———]15
CY 14 January 1st 2024 to December 31st 2024	EUR [———]16
CY 15 January 1st 2025 to December 31st 2025	EUR [———]17

 3 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.3.
4 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.4.
5 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.5.
6 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.6.
7 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.7.
8 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.8.
9 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.9.
10 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.10.
11 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.11.
12 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.12.
13 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.13.
14 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.14.
15 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.15.
16 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.16.
17 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.17.

3.4
The Licensee shall, for each quarter of each Contractual Year, pay to the Licensor the greater of the cumulative amount of royalties payable under Section 3.2 above or the cumulative Minimum Guaranteed Royalties due in that Contractual Year up to that date less any royalties, whether payable under Section 3.2 or guaranteed Minimum Guaranteed Royalties payments, already paid in that Contractual Year. These payments will be made within [———]18 calendar days after the end of each calendar quarter, such quarters ending on 31 March, 30 June, 30 September and 31 December in each Contractual Year. Each payment shall be accompanied by a quarterly royalty report with details of sales by lines and by region. In addition, on a monthly basis the Licensee shall within [———]19 days following the last day of each month send to the Licensor a full account report of the Net Sales of the Products in respect of that month.

3.5
Annually by [———]20 each Contractual Year, the Licensee shall deliver to the Licensor a projected Net Sales plan for the following Contractual Year as well as a revised plan of the projected Net Sales based on the actual Net Sales of the first six months of the relevant Contractual Year.

3.6
In addition to the quarterly royalty reports referred to in Section 3.4 above, Licensee shall – if requested by Licensor promptly after the end of a calendar year– provide to Licensor within [———]21 of the end of each calendar year a global certificate by an independent accounting firm appointed by the Licensee and at its own  expenses certifying that the volume and value of sales of the Products for that calendar year and that the figures contained in the quarterly royalty reports for the same calendar year correspond with the entries in the books of Licensee and where appropriate, any Affiliated Company of Licensee or any other entity under its control and certifying the global deductions from gross sales made to calculate the Net Sales figure for the relevant calendar year.

18 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.18.
19 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.19.
20 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.20.
21 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.21.

3.7
Failure by the Licensee to make payment of any royalties within [———]22 days after their due date shall thereafter incur accrued interest at the basic bank interest rate of Euribor plus [———]23 per cent ([———]24%) per annum. Payment shall be applied first against any interest which may have been accrued to the date of the payment and any balance against the amount of royalties outstanding.

3.8
The Licensee agrees to keep full and accurate books and records relating to the marketing and the sale of the Products. The Licensee agrees that the Licensor shall have the right, directly or through an expert appointed by Licensor, to inspect during normal business hours the books and records of the Licensee and/or any Related Companies of the Licensee relating to the computation and the payment of the royalties due and owing to the Licensor and the advertising and promotional expenses and upon no less than one month’s prior notice. This right of inspection shall remain in effect for a period of three years after termination of the Agreement. The cost of this audit shall be borne by Licensor except if the discrepancy between the royalties paid or the declared advertising and promotional expenses is equal to superior to [———]25% to the dues royalties or the actual advertising and promotional expenses.

4	PRODUCTS DEVELOPMENT AND QUALITY CONTROL

4.1
The Licensee shall be responsible for the development of all the fragrances and formulas of the Products. The Licensor shall be available for consultation, to attend development meetings as reasonably requested by the Licensee. To that end both parties shall collaborate together through out the development process of the Products so that the Products brought to the market will be consistent in all material aspects with the image of quality, elegance, and originality of the Licensor, in particular as concerns the quality of the Products hereunder, their outward appearance, advertising, promotion, and distribution.

22 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.22.
23 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.23.
24 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.24.
25 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.25.

4.2	The Licensee and the Licensor shall consult each other on the basis of the following method of collaboration:
[———]26

4.3	The parties agree that Licensor shall have creative approval with regard to the Products over:
▪	the concept
▪	the juice ( including the components)
▪	the name
▪	the inner and outer packaging (including but not limited to the bottles, the folding boxes, any other packaging)
▪	advertising, promotional and other materials, including Public Relations (“PR”), Points of Sales materials (“POS”) and “gifts with purchases”, business documents.

4.4
Licensor’s approvals shall be based upon subjective standards as to aesthetics based upon its requirements for and the prestige and reputation of products bearing the Licensor Marks. Both parties shall use their reasonable best endeavours to closely collaborate and to rectify the basis for any disagreement within a time period required to meet reasonable production deadlines and requirements of both parties, and to resolve any disagreement in order to have a final satisfactory common project. Nevertheless, in case of disagreement, the decision of Licensor shall prevail.

4.5
The Licensee shall be responsible for ensuring that the Products as developed shall comply in all material aspects with the agreed designs, models and prototypes and with all relevant laws, regulations, specifications and standards in force with respect thereto.

4.6
The Licensee will permit the Licensor at all reasonable times to enter the Licensee’s premises where the Products are manufactured for the purpose of inspection thereof. In order to enable the Licensor to control the quality of the Products, the Licensee agrees to submit to the Licensor after reasonable request random samples (up to [———]27 items per range of Products) free of cost for inspection.

4.7
If the Licensee uses sub-manufacturers, in accordance with the terms of this Agreement for the manufacture of the Products, the Licensee shall remain liable for ensuring that the quality of the Products remains in accordance with quality standard industry in all material aspects.

 26 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.26.
27 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.27.

4.8	The Licensee undertakes to launch [———]28 New Products within the [———]29 first Contractual Years.

5	ADVERTISING, MARKETING AND SALES PROMOTION

5.1
In relation with the projected Net Sales plan as set out in clause 3.5 above the Licensee shall communicate to the Licensor a marketing plan in respect of the Licensed Products with a projected expenditure on the advertising and promotion plan of the Licensed Products pertaining to the next Contractual Year.

5.2
The Licensee shall be responsible for producing and circulating all advertising and promotional materials in the Territory at its costs. In accordance with the development process of the Products as provided for in section 4 above, the Licensee agrees to take the Licensor’s image into consideration in its advertising and promotion for the Products and to ensure that the advertising and promotion for the Products will be consistent with the Licensor’s image in all material aspects and will not harm or diminish the Licensor’s image and reputation. The parties shall use their best endeavours to closely cooperate in order to have a satisfactory common project. Nevertheless, in case of disagreement, the decision of Licensor shall prevail.

5.3
The Licensee shall spend jointly with its Affiliated Companies in each Contractual Year at least [———]30% ([———]31 PER CENT) of the projected Net Sales on advertising and promotion of the Products (“Advertising and Marketing Promotion Expenditure” as defined hereinafter)

5.4
During the first [———]32 months at the first date of the launched New Products the Licensee shall spend jointly with its Affiliated Companies at least [———]33% ([———]34 PER CENT) of the projected Net Sales on Advertising and Marketing Promotion Expenditure in respect of the launched New Products.

28 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.27.
29 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.29.
30 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.30.
31 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.31.
32 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.32.
33 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.33.
34 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.34.

For the purpose of the clauses 5.3 and 5.4 Advertising and Marketing Promotion Expenditure shall mean magazines, radio, press/print, TV, billboards, web and internet banner ads, cinema, cooperative advertising (advertising related to the Products in magazines and store catalogues produced by or on behalf of retailers) as well as direct production costs (agency costs, photographer, buyouts, usage rights, modelling costs) and “POS materials shall mean POS displays, testers, demonstration, gift with purchases, show cards, windows, dummies, other sell-through (direct mail, consumer meetings (including costs of independent beauty consultant incurred in respect of selling or presenting the Products in the point of sale), stand in department stores, public relations (including trade shows).

6	DISTRIBUTION OF THE PRODUCTS

6.1
The Licensee agrees to distribute the Products or have them distributed by its Affiliated Companies or third party distributors only through selected distribution channels (department stores, specialty stores, independent perfumeries, select perfumery chains and travel retail outlets) of high standing and compatible with the high quality and luxury image of the Trademarks, including Licensee’s web sites and selected web sites of French retail partners and Distributors (excluding stock markdown sites) for which the website pages will have to be submitted to Licensor for brand image approval. Upon request by the Licensor, the Licensee will provide information about the names and addresses of its distributors and authorised outlets.

6.2
The Licensee shall use its best efforts to ensure that such outlets conform with high selective and objective distribution criteria in fine fragrance industry and have a signed selective distribution contract signed with the outlets. The Licensor may have its representatives to visit all outlets supplied by the Licensee or its authorised distributors in order to ensure that they do so conform and, in the event they do not and after being requested by the Licensor, the Licensee shall, subject to compliance with local laws, use its best endeavours that such outlets will no longer be supplied with the Products.

6.3
In order to protect the prestige of the network distribution the Licensed Products, Licensee shall provide a tracking technology enabling a determination of Distributors to whom the Licensed Products have been sold.

6.4
In respect of the termination of the current licence agreement,  the Licensee shall manage by itself the outcome of the  business relationship and any possible procedures with the existing business partners of Current Licensee ; Licensee shall hold Licensor harmless from any associated costs for example but not limited, if a third party distributor in any country would refuse such a transfer and would obtain indemnities, products or POS/promotional material returns to be borne by Current Licensee and/or Licensor.

7	TERM AND TERMINATION

7.1
The initial term of this Agreement shall commence on the Commencement Date and shall have a duration of 15 (FIFTEEN) Contractual Years, and thus expire on December 31, 2025 (Initial Term), unless renewed or sooner terminated as provided below.

7.2
The Licence Agreement shall be renewed automatically for a further term of five (5) Contractual Years up to and including December 31st, 2030 in the event the global Net Sales as reflected in the Licensee’s books for the Contractual Year 2024 were above EUR [———]35 ([———]36 EUROS) ..

7.3
Each party shall be entitled to enter into negotiations for a second five-year renewal or to terminate the Agreement upon Notice to be given [———]37 months before second expiration date of the first renewal period.

7.4	Each party shall be entitled to terminate the Agreement upon written notice to the other party upon the occurrence of any of the following events:

7.4.1
the other party shall default or fail to make when due any payment due hereunder, and such default or failure shall continue for a period of [——]38 days after receipt of notice thereof from the other party;

7.4.2	a material breach of any provisions of this Agreement which is not remedied within [———]39days of written notice thereof;

7.4.3	liquidation, insolvency or bankruptcy, suspension of payments, heavy indebtedness or discontinuance of business of the other party;

7.4.4	any of the circumstances referred to in Section 18 below persist for a period of at least [———]40 calendar months.

7.5	Upon the expiration or termination of the Agreement:

7.5.1	The Licensee shall cease to manufacture the Products unless decision of the Licensor to request a cease of the manufacturing [———]41 months before the expiration of the Agreement.

 35 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.35.
36 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.36.
37 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.37.
38 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.38.
39 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.39.
40 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.40.
41 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.41.

7.5.2
The Licensee shall be entitled to sell off the existing stock of Products for a period of [———]42 months following the date of termination or expiration of the Agreement and to use up the existing components and materials for the manufacture of the Products and to sell off the so-produced Products within the sell-off period. During the sell-off period the Licensee shall continue to provide quarterly reports and pay royalties on Net Sales, but shall not be subject to any payment of the Minimum Guaranteed Royalties as provided for in clause 3.3 above. The distribution during the sell-off period shall be made in accordance with the article 6 of the present agreement.

7.5.3
The Licensee shall either at the end of the sell-off period or, if there is no sell-off period, upon expiration or termination of the Agreement, promptly supply to the Licensor an inventory of the Products and all other material related to the Products including components and as well an inventory of all relevant tooling. The Licensor shall have the right to purchase the inventory at production cost or, in case of tooling, at its depreciated value within [———]43 months after receipt of the inventory. If not otherwise agreed between the parties, the Licensor, if using its option, has to acquire any and all of the Products, bottles, packaging, semi-finished Products and materials, unless obsolete, damaged or otherwise unsaleable.

7.6
Stocks of Products and any materials related to the Products which display the Trademarks and any relevant tooling not purchased by the Licensor and not disposed of during the sell-off period may be disposed of in such manner as shall be mutually agreed by the parties or, failing agreement shall be destroyed under the supervision of the Licensor.

7.7	Upon termination if not done before, the Licensee shall transfer to Licensor the Design Rights and the Fragrance Formulas.

8.	TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

8.1
The Licensee acknowledges that, as between the Licensor and Licensee, Licensor is the owner of all rights, titles and interests in and to the Trademarks, Design Rights and the Fragrance Rights throughout the Territory. Neither the Licensee nor any Affiliated Company shall do anything that may affect any right of Licensor in and to the Trademarks, Design Rights and the Fragrance Rights, nor challenge Licensor’s ownership of or the validity of the Trademarks, Design Rights and the Fragrance Rights.

42 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.42.
43 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.43.

8.2
The Licensee shall use and display the Trademarks only in the form and manner designated or approved by the Licensor. The Licensee shall not use the Trademarks in whole or in part, as a corporate name, trade name, domain name or otherwise, nor shall the Licensee create any trademark or variation which includes the Trademarks except provided for by the present Agreement or expressly approved in writing by Licensor.

8.3
Licensor undertakes to maintain the Trademarks in full force and effect during the Term and to defend them against opposition and cancellation actions of third parties. The costs of registering, opposition and renewal of registration of the Trademarks in international class of goods 3, cost of availabilities researches, clearing (including costs of acquiring) and policing the New Secondary Marks and any costs incurred by all and any claims related to New Secondary Marks, shall be borne by Licensee. The Licensee shall be responsible for availabilities and clearance trademark searches for the Products and shall carry directly formalities of registrations and renewal of the Trademarks for the Products in the name of the Licensor and any related opposition proceeding, during the course of the registrations, it being agreed that such formalities shall be performed properly in accordance with the instructions of the Licensor

 The Licensee shall provide the Licensor with all of the original copies of the Trademark registration and/or renewal certificates and shall keep on a timely basis the Licensor duly informed on the legal status of the applications, registrations and renewal of  the Trademark and New Secondary Trademarks (in international class of goods 3 ) . Further Licensee agrees to provide the Licensor every [———]44 a full and accurate report including all applications and registrations of the Trademarks relating to the Products and containing at least the application and/or registration details (date, number, specification of goods).

Where the Licensee has created new design bottle and/ or packaging  in relation with the New Products and such creation has been approved by the Licensor, the Parties shall mutually agree the protection of such designs as may be necessary where both Parties reasonably believe that there is likely a risk of infringement. In the event Licensor and Licensee agree to the registration of such designs in certain countries of the Territory, Licensee shall use reasonable endeavours to ensure at its own cost and expense the registration, in the Licensor’s name, the design of the bottle of the Products and shall keep the Licensor informed thereof by providing all necessary documentation, including the original copy of the registration certificate of such Design Rights. Licensee shall obtain any and all assignment of author’s rights or any other applicable intellectual property rights on the design of new bottle and /or packaging to the benefit of the Licensor and / or its Affiliated Companies, which shall include the right to adapt, modify the design even of an usage in another category of products.

 44 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.44.

8.4
The Licensor undertakes to (i) defend the Licensee against claims by third parties based on the use by the Licensee made in accordance with this Agreement of the Trademarks and in accordance with the Licensor’s instructions and (ii) to indemnify, reimburse and hold the Licensee harmless from liability, damages, cost and expenses,  arising from any such claims made by third parties against the Licensee with respect to the Licensee’s use of the Trademarks made in accordance with this Agreement and the Licensor’s instructions.

Notwithstanding the above paragraph and in accordance with the articles 8.3 and 8.8, the Licensor shall not defend, nor indemnify the Licensee against claims by third party based on the New Secondary Marks registered at the request of the Licensee, Design Rights and the Fragrance Rights. These costs and consequences shall be borne by the Licensee.

8.5
The Licensee must promptly notify the Licensor of any actual or suspected infringement within the Territory of the Trademarks or of any other rights of the Licensor that comes to its attention (“Infringement”).

8.6
The Licensee will co-operate fully with the Licensor in taking all steps required by the Licensor, at its own costs, including legal proceedings or in the joint names of the Licensor and the Licensee. Each Party shall bear its own costs for legal proceedings. The Licensee must use its best endeavours to assist the Licensor in any legal proceedings relating to any Infringement.

8.7
If the Licensor elects not to take proceedings in respect of any Infringement the Licensee shall have the right but not the obligation to take such proceedings on behalf of the Licensor. The Licensee shall be responsible for the costs of any such legal proceedings requires and is entitled to any damages, account of profits and/or award of costs recovered.

8.8
With respect to New Products launched during the term of this Agreement, the Licensee  agrees to carry out at its own costs  the registration in the name of Licensor and administrative procedures (including, but not limited to opposition procedures and alike) of the New Secondary Marks  and Design Rights applied to the Products.

The Licensee shall be responsible for identifying appropriate names for all new ranges of the Products, together with, if appropriate, new bottles for such new ranges and, to that end the Licensee agrees that (i) it shall use best endeavours to ensure the availability of all proposed names, designs for new bottles and (ii) it shall assist, at the Licensor’s request, in applying to register, registering or otherwise protecting in the Licensor’s name any new names and the bottle design, the Licensee shall bear all the costs of all and any legal proceedings, availability researches, registrations, acquisitions, and alike related to any new names and bottle design.

9.	EXCLUSIVITY

9.1	As a result of the exclusive rights granted to the Licensee in clause 2.1 above, the Licensor agrees, during the term of this Agreement:

9.1.1	not to manufacture, advertise or promote, distribute or in any other way market products, which are identical to the Products except as may be permitted in this Agreement;

9.1.2
not to consent to the use of the Trademarks ( defined in article 1 as being the trademarks owned by Licensor for the products of the international class 3 of the Nice Convention ) in connection with the manufacture, distribution, marketing and/or advertising of products which are identical to the Products, alone or in conjunction with any additions.

Notwithstanding the previous provisions of the above clause, the Licensor is entitled to supply the Products to its Affiliates and international franchisees and other licensees for re-sale inside the Territory. If requested by the Licensor, the Licensee covenants to supply the Products to the Licensor and its Affiliates and franchisees at the Licensee's normal wholesale prices less a discount of [———]45% ([———]46 PERCENT)

9.2
Licensor shall retain the right to use and register any domain names that include the Trademarks or any variation of them. Licensee shall not seek to register any domain names that include or relate to the Trademarks without the prior written authorisation of Licensor. The Licensor shall have the right to re-sale the Licensed Product through its website.

 45 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.45.
46 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.46.

10.	PRODUCT LIABILITY

10.1
The Licensee shall manufacture or have manufactured the Products at its own responsibility and shall enter into or maintain a sufficient product liability insurance, such insurance to cover the costs of undertaking a product recall.

10.2
The Licensee agrees that the manufacture, marketing and distribution of the Products, and any other Products distributed or sold with the Products will be in compliance with all applicable health and safety laws or regulations and with any relevant national and international cosmetic labelling, packaging, recycling or other relevant regulations in the countries of manufacture and distribution.

10.3
The Licensee further agrees that it will organise and effect, at its own expense, all registrations as are necessary for compliance with local product registration and health or similar registration requirements. The Licensor agrees to assist the Licensee with regard to such registrations within its best abilities. The Licensee agrees to reimburse the Licensor any costs and expenses reasonably and properly incurred by the Licensor in connection with such registrations.

11.	CONFIDENTIALITY

11.1
The parties agree to keep confidential and secret the provisions of this Agreement and all non-public information and knowledge each party may acquire about the other including, without limitation, information concerning the marketing of their Products, even if such information and knowledge have not expressly been referred to as secret or confidential. Such information and knowledge may only be used for the purpose of this Agreement.

11.2	The obligations of confidentiality set out in clause 11.1 above will not extend to information acquired by the Licensee which it can show if:

11.2.1	at the time of its acquisition was in, or at a later date has come into, the public domain, other than following a breach by the Licensee of this Clause 11.1;

11.2.2	it knew prior to first disclosure to it by the Licensor;

11.2.3	such information has to be disclosed as required by applicable law; or

11.2.4	it received independently from a third party with the full right to disclose.

11.3
Notwithstanding anything to the contrary contained in this Agreement, the Licensor acknowledges that the Licensee, has its ordinary shares traded on Euronext, and is subject to various reporting obligations as a public company. The Licensor further acknowledges that Inter Parfums, Inc., the parent company of the Licensee (the “Parent Company”), is a publicly held company with its Common Stock traded on The Nasdaq Stock Market, National Market System and is subject to reporting requirements of the United States federal securities laws. Nothing in the Agreement shall prohibit the disclosure as may be required of either Parent Company or the Licensee under such securities laws. Licensee agrees to discuss in advance with the Licensor any such public disclosure that may be required by of either Parent Company or the Licensee.

12.	NOTICES

All reports, communications, requests, approvals and notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given when sent by certified or registered mail, return receipt requested, addressed to the party concerned or by facsimile where the sender is able to demonstrate successful transmission by producing a properly addressed fax transmission report, as follows:

To LICENSOR:	To LICENSEE
BOUCHERON PARFUMS	INTER PARFUMS SA
26 Place Vendôme	4 rond-point des Champs Elysées
75001 PARIS	75008 PARIS
Attn: M. Jean Christophe Bédos	Attn: M. Philippe Benacin

13.	ASSIGNMENT

Except as otherwise provided for in accordance with the terms of this Agreement, neither party shall be entitled to assign its rights or obligations hereunder without the prior written consent of the other.

14.	ENTIRE AGREEMENT, MODIFICATION

14.1
This Agreement and its Annexes contain a complete statement of all arrangements between the parties with respect to the subject matter and supersede all existing arrangements between them concerning this subject matter.

14.2	Modifications and/or supplements to this Agreement are only valid if made in writing. This shall also apply to the modification or cancellation of this in-writing cause.

15.      CONCILIATION OF DISPUTES – APPLICABLE LAW - JURISDICTION

15.1	This Agreement shall be exclusively be governed by and interpreted in accordance with the French Laws.

15.2
In the event of a disagreement between the Licensor and the Licensee as to the validity, construction, performance, or rescission of any provision hereof, the parties agree to follow the following conciliation procedure before filing any litigation:

•
First, a meeting between operational managers shall be called by the promptest party to resolve the disagreement as quickly as possible after the disagreement arises. The purpose of this meeting shall be to find an out-of-court solution to the disagreement in question. Minutes of said meeting shall be drawn up.

•
Second, if the meeting between operational managers does not result in an out-of-court solution, the chief executive officers of each of the parties shall meet and strive to resolve said disagreement amicably. Said meeting must be held in a timely manner and no later than [———]47 days as of the meeting between operational managers.

•
Should for a further period of [———]48 days a dispute subsist as to the validity, construction, performance, and/or rescission hereof in spite of the conciliation procedure or should one of the parties refuse to follow the aforementioned procedure promptly, carefully and in good faith, the said dispute shall be subject to the Court as set out below in article 15.3.

15.3
Should a dispute subsist as to the validity, construction, performance, and/or rescission hereof in spite of the conciliation procedure above or should one of the parties refuse to follow the aforementioned procedure promptly, carefully and in good faith, the Paris Court of Appeals (Cour d’Appel) shall have sole jurisdiction over the dispute.

 47 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.47.
48 Confidential information omitted and filed separately with the SEC with a request for confidential treatment by Inter Parfums, Inc., no. 10.146.48.

16.	REMEDIES, NO WAIVER

The specific remedies to which either party may resort under the terms hereof are cumulative and are not intended to be exclusive of the remedies to which either party is entitled. No waiver by either party, whether express or implied, of any provision of this Agreement or any breach or default of any one or more instances, nor any delay by either party in exercising its rights hereunder, except as provided for in this Agreement, shall constitute or be deemed a continuing waiver of such provision or of any other provision of this Agreement.

17.	SEVERABILITY

The provisions of this Agreement are independent of and severable from each other and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be in whole or in part invalid or unenforceable. The parties hereby agree to substitute any invalid provision by another valid provision in such a way that the purpose of the invalid provision is reached as far as possible. The same shall apply accordingly in case of an omission or an indefinite provision.

18.	FORCE MAJEURE

The parties hereto shall not be responsible for any loss, damage, consequential or otherwise, detention or delay caused by fire, law, regulation, civil or military authority, insurrection or riot, national labour strike or wartime embargoes, tempest, act of God, shortages or by any other cause whatsoever, which is unavoidable or beyond the relevant party’s reasonable control; provided however, that any such force majeure shall not release Licensee from its obligations to make payment of amounts due and owing to Licensor in accordance with the terms of this Agreement. It is agreed that Licensee’s obligations to make payments of amounts due and owing up to, and during, an event of such force majeure shall not apply during the continuance of that force majeure in the event that the force majeure itself renders Licensee unable to make such payments. In such circumstances, the Licensee undertakes to make payment of amounts owing to and accrued to the Licensor before and during such force majeure, promptly upon its cessation.

IN WITNESS whereof the parties have executed this AGREEMENT in two original copies

For and on behalf of	For and on behalf of
LICENSOR	LICENSEE

PARIS, December 17th, 2010	PARIS, December 17th, 2010

/s/ Jean- Christophe Bédos	/s/ Philippe Benacin
BOUCHERON PARFUMS	INTER PARFUMS
Represented by Jean- Christophe Bédos	Represented by Philippe Benacin
Title: President/CEO	Title: President /CEO